Exhibit 23.1b

We consent to the inclusion in the Registration Statement (Post Effective Amendment No.5 to Form S-1) of OICco Acquisition I, Inc. of our reports dated July 5, 2012 for its balance sheets as of December 31, 2011 and December 31, 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended, and for the period from inception on July 24, 2009 to December 31, 2011 to be included in this Registration Statement.

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda, CA
City, State
September 14, 2012
Date